Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

TDW - Q4 2015 Tidewater Inc Earnings Call

EVENT DATE/TIME: MAY 27, 2015 / 03:00PM GMT

OVERVIEW:

TDW reported 4Q15 loss per diluted common share of $0.19.

C O R P O R A T E  P A R T I C I P A N T S

 Joe Bennett Tidewater Inc. - EVP, Chief Investor Relations Officer

 Jeff Platt Tidewater Inc. - President & CEO

 Quinn Fanning Tidewater Inc. - EVP & CFO

 Jeff Gorski Tidewater Inc. - EVP & COO

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

 George O’Leary Tudor, Pickering, Holt - Analyst

 Matthias Detjen Morgan Stanley - Analyst

 Greg Lewis Credit Suisse - Analyst

 Mark Brown Global Hunter - Analyst

 Cole Sullivan Wells Fargo Securities - Analyst

 Turner Holm Clarkson Plateau - A nalyst

PRESENTATION

Operator

Welcome to the FY15 fourth-quarter earnings conference call. My name is Laura, and I will be your operator for today’s call.

(Operator Instructions)

Please note that this conference is being recorded. I will now turn the call over to Mr. Joe Bennett. Mr. Bennett, you may begin.

Joe Bennett - Tidewater Inc. - EVP, Chief Investor Relations Officer

Thank you, Laura. Good morning, everyone, and welcome to Tidewater’s fourth-quarter and full FY15 earnings results conference call for the period ended March 31, 2015. I am Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer. And, I want to thank you for your interest in Tidewater.

With me this morning on the call are our President and CEO, Jeff Platt; Jeff Gorski, our Executive Vice President and Chief Operating Officer; Quinn Fanning, our Executive Vice President and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary. We will follow our usual conference call format. Following these formalities, I’ll turn the call over to Jeff for his initial comments to be followed by Quinn’s financial review. Jeff will then provide some final wrap-up comments, and we will then open the call for your questions.

During today’s conference call, we may make certain comments that are forward-looking and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factors section of Tidewater’s most recent Form 10-K. With that, I’ll turn the call over to Jeff.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you, Joe. And, good morning to everyone. Earlier this morning, we reported a fully diluted loss per share for the fourth quarter of our fiscal year 2015 of $0.19, which includes a $4.1 million restructuring charge, $6.4 million of asset impairment charges, and a $23.8 million non-cash adjustment to deferred tax assets, collectively impacting earnings per share by approximately $0.69.

Our fourth quarter’s results brought our fiscal 2015 full-year diluted loss per share to $1.34, which included the $284 million goodwill impairment charge recorded in our third fiscal quarter. Adjusting for the goodwill and other asset impairment charges and our deferred tax asset adjustment, our fiscal 2015 fully diluted earnings per share would have been $3.82.

Our March quarter’s per-share results were substantially below the adjusted earnings we reported for the December quarter and reflect the dramatic shift in oil market fundamentals that began last November and continued throughout the just completed March quarter. As we had warned during our previous earnings call, we expected revenues, vessel utilization and average day rates to decline in the March quarter as a result of our customers’ announced reductions in their 2015 capital spending plans, and decisions to delay and defer certain offshore projects.

Lower activity levels were to be expected, given the backdrop of weaker customer demand. The pace and magnitude of the decline, however, is nearly unprecedented, reflecting the aggressive cost reduction initiatives that many of our customers implemented in response to lower commodity prices.

The restructuring charge we took in the March quarter related primarily to our organizational adjustments made to our Australian operations in light of various vessel contracts ending and few opportunities to re-contract those vessels in that market. In addition to these organizational adjustments in Australia, in the March quarter the Company began implementing cost cutting initiatives globally that resulted in vessel operating and G&A costs for the quarter that were below previous guidance for these line items. Our cost cutting initiatives will continue throughout the coming quarters, as we adjust our active vessel fleet to the evolving global demand, recognizing that in a weakened market our stacking of underutilized vessels will have the greatest impact on vessel operating cost and vessel operating margin.

Along with our vessel operating and G&A cost-cutting initiatives, the tightening of our belts also came in the form of some changes to our vessel newbuild program. In April, we cancelled three vessel construction contracts in response to poor shipyard performance, and in May came to an agreement with another shipyard that is in the process of constructing two deepwater PSVs for us that the Company would now have an option to take delivery of one or two of the vessels at any time prior to June 30, 2016, or receive the return of installment payments made to date at the end of this period. These are two recent changes to our newbuild program, but we will continue to evaluate our options with respect to other vessels we have under construction. Quinn will provide you with more details on these moves made post fiscal year end in just a moment.

Just as in our last earnings call, I will focus the balance of my comments on the broad trends impacting our current business along with assessing our current position, how we see the future of our market and how we intend to conduct our business. I will leave it to Quinn to provide you with the detail of the quarter’s financial performance and our financial outlook for the near term.

Comparing our March quarter’s performance to that of our December quarter, we saw revenues decline 16% due to reductions in average day rates and lower utilization. A number of our customers have terminated offshore drilling rig contracts early, and many are deferring other offshore work. While lower exploration and development activity has most directly impacted overall demand for offshore support vessels, continued growth in the offshore vessel fleet has also suppressed vessel day rates and utilization.

In our view, a reversal in the currently negative supply/demand dynamic will likely require a stable outlook for commodity prices well north of current strip pricing, more vessel demand and less vessel supply, and a recovery period of at least 12 to 18 months from today. As a result, we expect the OSV market to remain weak until at least the second half of 2016.

Given the more challenging operating conditions experienced during the March quarter, as was the case with other market participants, Tidewater’s financial results were weaker than in previous quarters. We are comfortable, however, with both Tidewater’s market position and its financial position as we work through the current market turmoil. The OSV market has clearly softened. Our absolute and relative positioning, however, remain good.

We continue to maintain a strong balance sheet and a healthy liquidity position. Today, our net debt of approximately $1.5 billion represents 37% of our net book capitalization. Importantly, our fleet reinvestment program is winding down as we have largely completed the transformation of our fleet from one dominated by older, smaller vessels, to the industry’s most modern and diverse fleet that is capable of operating globally in all water depths -- deepwater, mid-water and shallow water.

Subsequent to our fiscal year end, we extended our $900 million bank credit facility by one year to June of 2019, a prophylactic step designed to assure the long-term liquidity in a down cycle. Together with operating cash flow, additional liquidity also allows us to complete our construction in progress and to be more opportunistic in regards to investments in assets and/or our own shares.

At our recent Board meeting, we approved our regular quarterly dividend of $0.25 which we have paid each quarter for the last seven years. We have consistently paid quarterly dividends since fiscal 1993.

In addition, the share repurchase authority granted to us by our Board last year was extended by a year to June, 2016. We currently have $100 million of unused authority under the recently extended share repurchase plan, though we’ll be very cautious in regards to buybacks in the near term.

One of Tidewater’s core values is our focus on safe operations. We ended fiscal 2015 with a total recordable incident rate, TRIR, of 0.14 for 200,000 man hours worked, and we had one lost-time accident during the year. This is a very positive safety performance. I want to thank all of our employees worldwide for their dedication in performing their tasks every day in the safest manner possible.

Our compliance initiatives are also an important competitive advantage as our customers, along with their partners and local governments, remain very focused on how their service providers conduct their business. Compliance is becoming an increasingly important consideration for the international energy service industry.

Let me now turn the call over to Quinn to review the details of the quarter and how we see the nearterm outlook. Quinn?

Quinn Fanning - Tidewater Inc. - EVP & CFO

Thank you, Jeff. Good morning, everyone. As Jeff mentioned, we issued our earnings press release this morning. We expect to file our annual report on Form 10-K through the EDGAR filing service by the close of business on Friday.

Turning to financial results, as Jeff noted, we recorded a loss per diluted common share of $0.19 for the March quarter, and a loss per diluted common share for the fiscal year ended March 31, 2015, of $1.34. Results for the March quarter included a $0.07 per share after-tax restructuring charge, non-cash asset impairments totaling $0.11 per share after-tax and a non-cash adjustment related to the valuation of deferred tax assets which is included in income tax expense, of $0.51 per share.

Results for fiscal 2015 included a non-cash goodwill impairment charge of $4.43 per share after-tax, non-cash asset impairment charges totaling $0.24 per share after-tax, and the previously referenced deferred tax asset-related valuation allowance. As mentioned in the press release, this adjustment to our deferred tax assets was recorded based on our current assessment of our ability to utilize foreign tax credits prospectively. This may be a relatively conservative financial statement presentation, but it is consistent with accounting literature guidance and is appropriate, in our view, given the current operating environment.

Adjusted EPS for the March quarter of $0.50 was down approximately 55% from the December quarter. Adjusted EPS for the year of $3.82 per diluted share was essentially flat relative to adjusted EPS for fiscal 2014 which also included a smaller non-cash goodwill impairment charge and more modest asset impairment charges. As of March 31, we have no goodwill in our balance sheet and a book value per share of $52.66.

As Jeff noted, vessel revenue for the March quarter, at $318 million, was down approximately 16% from the December quarter and was down approximately 12% from the March quarter of fiscal 2014. Relative to the December quarter, the average active vessel count was down two vessels quarter-over-quarter.

Active vessel utilization and average day rates were off approximately 7% -- excuse me, off approximately 7 percentage points and approximately 6%, respectively, from the December quarter. Vessel operating costs at approximately $194 million was down approximately 8% from the December quarter and was down approximately 6% from the March quarter of fiscal 2014.

Relative to our expectations that we shared with you in early February, we had large positive variances in crew costs and repair and maintenance expense, which were somewhat offset by negative variances in insurance and loss costs. As Jeff mentioned in his opening remarks, given the current operating environment, we are very focused on reducing costs.

Cost reductions have come from, and will continue to come from, a combination of initiatives, including staff and wage reductions, the selective deferral of dry dockings and major repairs, and, when appropriate, the stacking of underutilized vessels. As a result of ongoing cost reduction initiatives, we expect that crew costs will continue to trend down in fiscal 2016.

Repair and maintenance expense should also fall year-over-year, though repair and maintenance expense will likely be volatile quarter to quarter, based at least in part on the timing and nature of the dry docks, many of which are required by regulation, that are undertaken during any particular quarter. Also note that the continued strengthening of the US dollar, particularly relative to the Brazilian reais, had the effect of reducing our dollar-denominated operating costs and modestly benefiting vessel operating margin during the March quarter. Vessel level cash operating margin, at approximately 39%, was within the range of 39% to 41% provided in early February, again, with cost-cutting efforts to date somewhat mitigating the precipitous fall in vessel revenue.

Losses in our subsea operations for the March quarter, at approximately $1 million, were generally consistent with our expectations for the quarter. Total general and administrative expense in the March quarter of approximately $45 million was down a bit more than $1 million quarter-over-quarter and was down a couple of million dollars from our run rate earlier in the fiscal year. As was the case last quarter, G&A in the March quarter was positively impacted by lower professional services costs through negotiated fee reductions and a downward revaluation of equity-based incentive compensation as a result of Tidewater’s lower share price at March 31 relative to December 31.

Below the operating income line, in addition to the previously referenced asset impairment charges, note that we recorded a very modest foreign exchange gain in the March quarter whereas in the December quarter we recognized a foreign exchange gain of approximately $4 million. As previously noted, the US dollar again strengthened relative to key commodity currencies during the March quarter, but the impact of revaluing non-USD denominated assets and liabilities was less significant than it was in the December quarter. That was particularly the case in regards to foreign exchange benefit recognized as a result of our quarter-end revaluation of our Norwegian kroner denominated debt.

With the deferred tax asset valuation allowance that was recorded during the March quarter and the goodwill impairment charge that was taken in the December quarter, there was obviously a lot of noise in the tax expense line for both the March quarter and the fiscal year. I’ll just note that our normalized effective tax rate for the fiscal year was in the low 20s, or a couple of percentage points lower than our current expectation for fiscal 2016, recognizing that changes in the geographical mix of earnings and other variables can create quarter-to-quarter volatility in estimates for our effective tax rate.

In regards to fleet profile and performance, Tidewater’s active fleet averaged 258 vessels in the March quarter, which is down 2 vessels quarter-over-quarter, reflecting the delivery of 4 newbuild deepwater PSVs, and our stacking of 6 vessels, comprised of 3 towing supply vessels and 3 vessels reported in our “other” vessel classification during the March quarter. Utilization of the active fleet, at approximately 76%, was down about 6.5 percentage points quarter-over-quarter, and average day rates, at approximately $17,900, were down approximately $1,100, or approximately 6%, quarter-over-quarter.

Noting that lump sum de-mob and similar fees were higher in the December quarter than they were in the March quarter, average day rates, as adjusted for lump sum fees, were down approximately $800, or approximately 4.5%, quarter-over-quarter. For reference, average day rates, excluding lump sum fees, were approximately $17,800 in the March quarter.

Looking at key asset classes, as I just mentioned, the active fleet in the March quarter was 258 vessels and included, on average, 92 deepwater vessels and 111 towing supply vessels. Average active “other” vessels, which include crew boats and offshore tugs, were down two vessels quarter-over-quarter.

Reported average day rates for deepwater vessels, at approximately $27,900, were down approximately $2,300, or about 7%, quarter-over-quarter. After excluding the effects of lump sum fees, average deepwater rates in the March quarter were still $27,900, but they were down a more modest 5.5% quarter-over-quarter.

Reported average day rates for the towing supply vessels, at approximately $14,500, were down approximately $1,000, or about 6%, quarter-over-quarter. After excluding the effects of lump sum fees, average day rates for the towing supply class of equipment were approximately $14,400, or down approximately 5.5% quarter-over-quarter.

Looking at our four geographic reporting segments-

For the Sub-Saharan Africa and Europe segment, which accounted for approximately 39% of consolidated fourth-quarter vessel revenue, vessel revenue was off approximately 18% quarter-over-quarter. Average active vessel count in the Sub-Saharan Africa and Europe segment, at 116 vessels, was off 3 vessels.

The average active North Sea fleet, at seven vessels, was flat quarter-over-quarter. The average active Sub-Saharan Africa fleet, at 109 vessels, was off 3 vessels quarter-over-quarter.

Active vessel utilization across the Sub-Saharan Africa and Europe segment, at 76%, was off about 7.5 percentage points quarter-over-quarter, and average day rates, at approximately $15,900, were off about $800, or about 5%, quarter-over-quarter. Within the Sub-Saharan Africa and Europe segment, utilization in Africa was off about 6.5 percentage points quarter-over-quarter to 76%. Utilization of the North Sea fleet was down about 20 percentage points quarter-over-quarter to approximately 70%.

Average day rates in Africa, at approximately $15,900, were off about 2%, and average day rates in the North Sea, at approximately $16,300, were off more than 30%, reflecting a structural oversupply and very weak demand. To the extent there is a global market today where utilization-adjusted day rates are at, or around, cash operating costs, it is most acutely evident in the North Sea where our exposure is relatively small.

For the Americas segment, which accounted for approximately 37% of consolidated fourth-quarter vessel revenue, vessel revenue was down approximately 13% quarter-over-quarter. The average active fleet in the Americas segment, at 71 vessels, was flat quarter-over-quarter. Utilization of active vessels in the Americas segment, at approximately 84%, was down approximately 2 percentage points quarter-over-quarter, but was still relatively strong and stable in the March quarter.

Average day rates within the Americas segment, at approximately $21,800 in the March quarter, were down approximately 9% quarter-over-quarter, in part reflecting a particularly good December quarter for lump sum mobilization and de-mobilization fees. Adjusting for lump sum fees, average day rates in Americas in the March quarter were approximately $21,600, which is off about 6% relative to the December quarter.

In the MENA segment, which accounted for approximately 14% of fourth quarter consolidated vessel revenue, vessel revenue was down approximately 19% quarter-over-quarter. The active fleet in MENA, at 45 vessels, was down 1 vessel quarter-over-quarter. Utilization of active vessels in MENA, at approximately 74%, was down about 9 percentage points quarter-over-quarter, and average day rates in MENA, at approximately $15,100 in the March quarter, were down about $800 quarter-over-quarter.

In the Asia-Pac region, which accounted for approximately 9% of fourth-quarter consolidated vessel revenue, vessel revenue was down about 10% quarter-over-quarter. The active vessel count in Asia-Pac, at 26 vessels, was up 2 vessels quarter-over-quarter. Utilization of active vessels in Asia-Pac at approximately 64%, however, was down about 10 percentage points quarter-over-quarter, with at least part of the quarter-over-quarter trend reflecting our taking delivery of a couple of newbuild vessels during the March quarter. Average day rates in Asia-Pac, at approximately $20,300, were down about 4% quarter-over-quarter.

Looking at relative profitability, vessel level cash operating margin in the March quarter was in the 40% to 43% area for the Americas and MENA segments and 36% for the Asia-Pac and Sub-Saharan Africa and Europe segments. Note that vessel level cash operating margin in Asia-Pac is exclusive of the restructuring charge associated with downsizing our Australian operation.

Turning to our outlook, we expect that customers announced reductions in their capital spending plans, project delays, and cost reduction initiatives, particularly when coupled with additional newbuild OSV deliveries that have previously been announced by Tidewater and other companies, will result in utilization challenges and day rate pressure in the near- to intermediate-term. We do note that it is particularly challenging to make any forecast of vessel utilization and average day rates given today’s very fluid market environment.

In any event, our near term expectation in regards to average active vessel count is in the range of 240 to 250 vessels, which is down 10 vessels from my prior guidance. Guidance reflects the adjustment to our newbuild program that Jeff referenced in his opening remarks, as well as our expectation that we will continue to selectively stack underutilized vessels.

In this context, internal estimates currently peg the June quarter’s vessel revenue somewhere between $290 million and $300 million. Likewise, based on what we know today, vessel-related OpEx for the June quarter should fall within a range of $180 million and $185 million. For your added information, our expectation for repair and maintenance expense, inclusive of dry dockings and major repairs in the June quarter, is slightly higher than the actual results for the March quarter and is projected currently to be our highest quarterly level in fiscal 2016.

Based on the vessel revenue and vessel OpEx guidance ranges provided, vessel-level cash operating margin in the June quarter would fall somewhere in the 36% to 40% area. General and administrative expenses should be in the area of $44 million to $45 million in the June quarter, inclusive of $1 million of G&A related to our subsea services operation. I’ll also note that to the extent our outlook for quarterly vessel revenue remains in the plus or minus $300 million area, we will be looking for opportunities to further reduce normalized OpEx and G&A, recognizing that the timing and nature of dry docks will have a significant impact on quarter-to-quarter vessel revenue, OpEx and vessel-level cash operating margin.

Combined vessel lease and interest expense should be in the plus or minus $20 million area in the June quarter, or basically flat relative to the March quarter. As to an effective tax rate assumption, we are currently assuming a 24% to 25% tax rate for fiscal 2016, of course, excluding any discrete items.

Turning to financing and investment issues, cash flow from operations for the twelve months ended March 31 was approximately $359 million, including approximately $81 million of CFFO for the March quarter.

At March 31, our net due from affiliate related to our Angolan operations was approximately $235 million, or down approximately $108 million since the beginning of the fiscal year, largely as a result of increases in the due to affiliate balance, which includes commissions payable to Sonatide.

Cash collections during the March quarter were approximately $67 million, or approximately $14 million less than the revenue we recognized in regards to our Angola operations in the March quarter.

Tidewater’s Angola related cash collections during fiscal 2015 totaled approximately $338 million, 53% of which represented successful conversion of Angola kwanza to U.S. dollars. The balance of cash collected was from U.S. dollar payments from customers made pursuant to U.S. dollar or split U.S. dollar-kwanza payment arrangements. Revenue recognized in regards to our Angolan operations in fiscal 2015 was approximately $351 million, or approximately 24% of consolidated vessel revenue.

As to nonoperating uses of cash, CapEx in the March quarter was approximately $133 million, a portion of which was funded by asset dispositions, including one sale-lease transaction that was completed in the March quarter that generated approximately $13 million.

As of March 31, 2015, we had 24 ships under construction with a total estimated cost of approximately $691 million, $311 million of which has been invested as of March 31 and $380 million of which was unfunded as of March 31.

As Jeff noted, subsequent to March 31, we notified one shipyard that we were terminating the contracts for three of six towing supply vessels that it was building as a result of late delivery, recognizing that it makes little sense to accept vessels, that if construction was ultimately completed, delivery would be many months late and would be into an OSV market that has materially weakened. We have also made a demand on the Bank of China refundment guarantees that secure the return of approximately $36 million in milestone payments made to date, plus interest.

Likewise, subsequent to March 31, we reached a mutually satisfactory agreement with another shipyard in regards to two deepwater PSVs that are currently under construction. As Jeff mentioned, under the terms of the negotiated settlement, Tidewater can elect to take delivery of one or both completed vessels at any time prior to June 30, 2016. If we do not elect to take delivery of one or both vessels prior to June 30, 2016, we are entitled to receive the return of milestone payments made to date totaling $5.4 million per vessel plus interest, and we will be relieved of any obligation to pay the shipyard the $21.7 million of remaining payments per vessel.

As to go-forward funding requirements, based on commitments on March 31, as adjusted for ship construction contracts terminated subsequent to 3/31 and the settlement arrangement that I just summarized, CapEx for fiscal 2016 that is related to vessels under construction is estimated at approximately $263 million, more than half of which is expected to be expended in the June quarter. Beyond fiscal 2016, cash outlays related to commitments as of March 31, 2015, total approximately $63 million.

Total debt at March 31, as Jeff noted, was approximately $1.5 billion. Cash at 3/31 was approximately $78 million. And, net debt to net book capital at 3/31 was approximately 37%.

With the recent one-year extension of our $900 million bank credit facility, we have no significant debt maturities until fiscal 2020. Total liquidity at 3/31 was approximately $658 million, including $580 million in availability under our $600 million bank credit facility, which again is available to the Company until fiscal 2020.

I’ll also note that subsequent to March 31, we closed on a $31 million, 12-year term export credit financing that is tied to one of the Troms vessels. In our view, pricing and other terms on this new financing were very attractive.

With that, I’ll turn the call back over to Jeff.

Jeff Platt - Tidewater Inc. - President & CEO

Thanks, Quinn. Current trends in the commodity arena and the offshore market appear to be diverging. Almost coincidentally with the ending of the March quarter, we have seen a nearly 25% rise in oil prices, which has led some to speculate openly that the industry may have seen the bottom in oil prices for this cycle.

We certainly hope this is the case, but in our view, it is premature to believe that we have experienced the worst of the cycle’s downturn in terms of commodity pricing. Yes, global oil prices are higher, but they are still well below where they were a year ago, and offshore market conditions remain difficult, despite the recent optimism in the commodity markets.

So, what do we know about the outlook? With lower oil prices, our clients are responding as they have in every other similar period -- cutting capital spending, deferring projects, reducing overhead cost by cutting staff and pressuring their service company providers for lower rates. How long this environment is likely to last is a question that everyone is struggling to answer.

Our clients continue to say, “lower for longer.” Our read of market trends and our clients’ contracting strategies suggest that we should be prepared for an extended downturn, but panic, like optimism, is probably premature. If oil prices continue to recover then we could look for a better 2016, but the reality is that 2015 will be a very difficult year for oil and gas operators and their equipment and service providers.

As Quinn pointed out, our fleet utilization and our day rates have all suffered in the March quarter from weaker market conditions. We expect that average day rates and utilization will continue to be under pressure for at least the next couple of quarters, and as I stated on our last earnings call, we continue to be of the opinion that a meaningful industry recovery may not occur until the later part of 2016 or even into 2017.

So, what do we do in the interim? We will continue to conduct our operations with a focus on those factors that we can control, for example, making sure that we continue to deliver a high level of service quality. That means we will not alter our focus on safety and compliance. As I mentioned earlier in this call, we consider these two qualities to be core values at Tidewater, and believe our performance in these areas provide us with a competitive advantage.

We will also stay close to our customers, not only to make sure that we are providing outstanding service, but also so we can partner with them in steps that help achieve increased efficiencies and reduced operating costs. We want and need our customers to be successful, and have been responsive to their request for rate reductions, so long as we are trading “things for things”, rather than “things for promises.”

As appropriate, we are prepared to defend day rates based on the equipment, services and global support that we provide to our customers. As a general matter, we will also avoid entering into long-term contracts at day rates that in retrospect may be characteristic of a transient trough or a cyclical bottom.

While prompt and proactive cost reductions are a priority in the near term, we will endeavor to balance profitability, cash flow and revenue market share objectives as we consider stacking additional vessels. Our global operating footprint also provides us with some flexibility to shift vessels from relatively weaker markets to relatively stronger markets and thereby optimize vessel utilization and day rates. At some point, our customers will gain confidence that market trends have stabilized and global growth will resume.

As I mentioned in my earlier comments, we are winding down on our 10-year-plus fleet reinvestment program that has allowed us to replace, enhance and grow our fleet and operating capabilities. We are well positioned to meet our clients’ needs anywhere in the world they operate, but we will follow a disciplined approach in regards to any new capital commitments. We are committed to maintaining a young and highly capable fleet in the future, but it will not require the magnitude of capital investment that has been consumed during the past decade.

One thing we do know after 60 years in this business is that industry downcycles often provide market leaders with opportunities to expand their operations and enhance their growth profile. What specific opportunities may develop for Tidewater is difficult to assess currently. But, our balance sheet is strong, and our liquidity position is solid. Falling CapEx and reduced investment in working capital will benefit free cash flow.

Our global operating footprint and experienced management team should also give us visibility on acquisition or investment opportunities and provide us with scope for cost synergies in the context of possible industry consolidation. Our response to any opportunity, however, will be dictated by our commitment to creating shareholder value which remains management’s key objective.

With that, we’re ready for your questions. Laura?

 Q U E S T I O N  A N D  A N S W E R

Operator

Thank you. We will now begin the question-and-answer session.

(Operator Instructions)

Our first question comes from George O’Leary from Tudor, Pickering. George, your line is open.

George O’Leary - Tudor, Pickering, Holt - Analyst

Good morning.

Jeff Platt - Tidewater Inc. - President & CEO

Good morning, George.

George O’Leary - Tudor, Pickering, Holt - Analyst

You talked a little bit about needing to see supply come in as well as demand pick up, so you’ve certainly done your part. What are you seeing on the part of your competitors in terms of stacking vessels? And, to date, have you seen anyone out there willing to go ahead and scrap vessels? Just given your broad footprint, would be good to hear your thoughts.

Jeff Platt - Tidewater Inc. - President & CEO

George, certainly the older vessels, I think that’s a continuing scrapping issue that’s going on. It’s hard to put a number on how many vessels are exiting. Others have reported in their earnings call certainly here domestically of stacking of new equipment, so we’re seeing that. Certainly, others of our major competitors -- we’re seeing that in the North Sea. There has been some stacking of vessels reported.

So, I think everybody is looking at the same operating environment, and where it certainly makes sense for one company, that certainly applies to others as well. So, to quantify it with a number, don’t see it, but I think certainly the longer this progresses to the depth that it has, you’ll see some additional stackings. And, as Quinn and I have laid out, Tidewater will not be exempt from that. We’ll certainly look at underutilized vessels, and again, do our part to make the right decisions for Tidewater. And, I think overall the industry will do the same.

George O’Leary - Tudor, Pickering, Holt - Analyst

That’s helpful. Then we’ve seen Saudi in particular negotiate lower some day rates in the jack-up market. In your Middle East, North Africa region, are you experiencing any of those same pressures from that customer?

Jeff Platt - Tidewater Inc. - President & CEO

George, I don’t want to talk about individual clients. I can just say that this downturn is -- there’s no place to hide, and we have those negotiations ongoing and have had those with lots of clients. I don’t want to get into particulars on it. But, again, it’s pretty broad-based as I think everyone understands.

George O’Leary - Tudor, Pickering, Holt - Analyst

Sneak in one more, if I could. Given the magnitude of the downturn and your comments that maybe a place like the North Sea you’re starting to see day rates approach cash operating costs, is this a time when you expect to see some industry consolidation? How do you maybe envision that playing out for Tidewater? Are you a consolidator here as the newbuild program ramps down?

Jeff Platt - Tidewater Inc. - President & CEO

Well, we’ve made comments. We like our relative positioning, both from the operating side, our fleet side, our fiscal strength, I would say that you would have to look from the characteristics that if there are to be consolidators I think Tidewater has the right attributes for it. How it plays out, I don’t want to hazard a guess on that.

Certainly, we’re looking at opportunities as we always do look at opportunities, but I do think when you have this type of market turmoil, this does present some unique opportunities, and the window for that -- Lord knows how long it’s going to be open for. I’m not hoping for an extended downturn, but a little bit of consolidation wouldn’t hurt the industry. But, I’d also caution that ours is a very fragmented industry. So, consolidation is not going to be the magic answer to turn around what is a pretty highly fragmented industry.

George O’Leary - Tudor, Pickering, Holt - Analyst

Thanks for the color.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you, George.

Operator

And, our next question comes from Matthias Detjen from Morgan Stanley. Matthias, your line is open.

Matthias Detjen - Morgan Stanley - Analyst

Thank you. I have one question about the dividends. You talked a bit about it earlier, and I was wondering how secure you see it given your current outlook, and if you’re committed it and continue paying it given the sort of we’re going into this downturn. If you could give us some color on that?

Jeff Platt - Tidewater Inc. - President & CEO

The only thing I’ve found in life that are absolute are death and taxes. With that being said, I should ask you as we pointed out the history of what Tidewater has done, and I would say that, again, we’re not new to the game. Some people have jumped in in the last 12 months and had to pull a dividend back. That’s certainly not Tidewater. We’ve been a long-time player, and we look at the value repayment to our shareholders as something that’s very much part of what we’re doing. So, with that, I’ll just ask you to look at our history.

Matthias Detjen - Morgan Stanley - Analyst

Okay. And then, I have one question regarding the ROV segment. What effect has the weaker oil price environment had on your outlook for the ROV and the subsea segment? Has that changed since you initiated the program there? And, if you could maybe give us some color there?

Jeff Platt - Tidewater Inc. - President & CEO

Again, the subsea work, especially the kind of market that we are looking at and what we’re into currently, I don’t see a major pullback, certainly for us. It’s a very small number of ROV fleet that we have.

But, again, the whole industry is seeing the retrenchment. So, certainly the ROVs that are tied to the drilling rigs, that’s a much different story. That’s not the Tidewater story, but obviously with the reduction in the deepwater rigs that you’ve seen -- that affects ROV utilization as a whole.

But, with respect to the subsea and the construction and that, I don’t necessarily see a big pullback in that. And, for us, again, it is a growth part of our business. I think also it is a learning part of our business that certainly opens opportunities for us as we’ve talked about growth initiatives in the future. And, again, the overall retrenchment, there may be investment opportunities in that direction as well as in our core OSV side.

Quinn Fanning - Tidewater Inc. - EVP & CFO

I guess the part of the reason that we found ROV and subsea space interesting is that it would increase our exposure to the production side of the business. As we’ve talked about on prior calls, probably 60% of our activity is driven by rig activity. The balance is production, construction, seismic, et cetera. And, we would like better balance in the business, and we think exposure to the ROV segment and the vessels associated with IMR work is helpful in that regard.

I think it’s fair to say that if we have an excess supply issue on the OSV side of the business, that excess supply is probably also real on the subsea vessel side of things. And, as we highlighted, maybe the downturn creates opportunities for us to consolidate in the OSV space. It may also create more attractive entry points or price points on the subsea side.

But, at least in my view, really attractive investment opportunities will take at least a couple of quarters for potential counter-parties’ valuation expectations to recalibrate. So, in the near term, we’re focused on managing our costs, managing our capital program and -- if with the passage of time opportunities are created -- we’ll be prepared to act on them, and think we have an absolute and relatively strong financial profile that allows us to do that. Others probably don’t have that characteristic as Jeff would have put it.

Matthias Detjen - Morgan Stanley - Analyst

Great. Thanks for the update, gentlemen.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you.

Operator

And next we have Greg Lewis from Credit Suisse. Greg, go ahead.

Greg Lewis - Credit Suisse - Analyst

Yes, thank you and good morning. Hey, I hope you’re managing through the flood down there. It looks pretty nasty on TV.

Anyway, so I have a couple questions. I guess first, as we look at the utilization in the deepwater segments, it looks like the Americas and Asia-Pacific -- and I realize Asia-Pacific is down a lot over the last two quarters. But, it looks like those were more flattish than the Middle East, North Africa and West Africa regions. Is that just a function of timing, or is it the nature of contracts? I thought that the West Africa market was more of a term kind of work. So, if you could provide any color around that, that would be pretty helpful.

Jeff Gorski - Tidewater Inc. - EVP & COO

Greg, let me give this a shot. First of all, when you’re looking at Asia-Pacific, we’re in a cycle in Australia. So, most of the active drilling programs are pushing to the right, so that utilization for deepwater PSVs has softened. However, there are some bright spots in Asia-Pacific specifically, places like Myanmar, what not, where you have some upcoming exploration activity.

In terms of the Gulf of Mexico, it’s contracts that we’ve had. We have many long-term contracts in the Gulf of Mexico, so that utilization is holding there.

In terms of West Africa, we do have a large spot market that we do play on the West Coast. But, we also have a real healthy mix of long-term contracts in places like Angola. So, you really can’t put your finger on anything. It’s really from the perspective of a balance of moving from our longer term contracts and working spot, and the deepwater PSV market is strong in both of those areas.

Greg Lewis - Credit Suisse - Analyst

Okay. Great. And then, just shifting gears. Clearly, you’re having conversations with shipyards. You addressed those five. It sounds like those were more just a function of the shipyard failing to perform.

I guess a two-part question. One is, are there other vessels in the order book that are potentially going to run into issues where we could see maybe the order book for Tidewater change a little bit? And, you mentioned Bank of China was providing the refundment guarantees on the three towing supply boats. Is the Bank of China also providing the refundment guarantees on those PSVs?

Jeff Platt - Tidewater Inc. - President & CEO

The answer to that question, Greg, is yes, they are. I don’t want to go into the hypotheticals of our construction queue. I just say that we’re certainly mindful of what we have on order. We expect our counter-parties, the shipyard, to deliver the quality product on time.

And, you’re right in your assessment that the result of certainly the three cancellations, that was a direct result of the yard not being able to meet their contractual performance. Had those vessels been delivered in the time that they were contracted for, it was a much different market in the OSV side -- our market.

So again, we will continue to be mindful of our assets under construction, and certainly we’ll preserve all the rights that we’re entitled to. Our intention is not to cancel vessels. I’ve said that before. We like the vessels we spec out. It makes sense for the long-term. But, when the counter-party in that business transaction doesn’t meet their obligations, then we really have to defend certainly our rights and continue to do so.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Tidewater plans to meet its contractual commitments, and our expectation is that our counter-parties will do the same.

Greg Lewis - Credit Suisse - Analyst

I know you don’t like -- .

Quinn Fanning - Tidewater Inc. - EVP & CFO

(multiple speakers) “it’s situation based” based on the facts and circumstances around that particular situation. But we have no plan to walk away from contractual commitments. We expect others to do the same.

Greg Lewis - Credit Suisse - Analyst

Okay. And then, I know you don’t like to comment on competitors or suppliers. But, just keeping it very general, as you’re in the marketplace and talking to customers, competitors and the shipyards, do you get a sense that this is something that’s more widespread? Or, do you get a sense that it’s something specific to Tidewater where it’s just -- it’s maybe one or two yards that is potentially having an issue? Or, is this something that is -- like I said, is it more widespread across the industry? I’m talking about -- I’m focused more on the order book.

Jeff Platt - Tidewater Inc. - President & CEO

I think there’s a large contingent of vessels ordered, primarily in Asian yards, and when you look at who the owners or prospective owners would be, there’s a pretty good question as to whether those owners would actually take delivery. I think we’ve mentioned that in previous earnings calls. I don’t have any numbers to put in front of you, just say that there is a -- we think, a meaningful number of OSVs currently under construction that most likely will not see market.

Greg Lewis - Credit Suisse - Analyst

Okay. Hey, thank you very much for the time.

Quinn Fanning - Tidewater Inc. - EVP & CFO

The other thing I’d probably point out to you is that we believe an under-appreciated portion of the order book is vessels that are potentially being constructed for the yard’s own account, and obviously in the market today, it probably makes a speculative newbuild to keep the yard busy probably a less attractive proposition than it was 12 or 18 months ago.

Operator

And, our next question comes from Mark Brown from Global Hunter. Mark, your line is open.

Mark Brown - Global Hunter - Analyst

Thank you. Just curious on the vessel operating margin guidance? I think you said 36% to 40%. Do you think that’s a level you can hold even if we see a continuation of the downturn for the next few quarters? Seems like in your -- in the past, you’ve been able to take steps to reduce cost or stack vessels, if necessary. Is that -- do you have any sense in terms of how we should think about margins going forward?

Quinn Fanning - Tidewater Inc. - EVP & CFO

Sure. Obviously, it will be impossible to maintain margins if day rates and utilization remain weak, and we don’t take mitigating steps. Which is why as we talked about on our last call and we talked about today, we’re trying to focus on the things we can control. And attacking our cost structure is first and foremost in our minds. We’ve gone through a budgeting process, which is certainly more difficult in the current environment than it is in a more stable environment. But, the guidance that I gave you recognizes that rates and utilization are different than they were 12 months ago, and we’re taking the needful steps. So, the guidance I gave you is based on our best view of revenue outlook and the steps we’re taking in order to offset what otherwise would be significant margin pressure.

Mark Brown - Global Hunter - Analyst

Thank you. That’s helpful. (multiple speakers)

Quinn Fanning - Tidewater Inc. - EVP & CFO

We’re certainly going to be working it in order to generate the best margins possible in a very difficult environment.

Mark Brown - Global Hunter - Analyst

That’s helpful. In the North Sea, clearly there’s an oversupply there. Your vessels that you acquired from Troms can work in many different cold water environments. Are you looking to move any of those outside of the North Sea? Or, are they on contracts or in situations where you want to keep them stay put?

Jeff Platt - Tidewater Inc. - President & CEO

Mark, first off, the Tidewater view of the world is -- we don’t have a bias toward one market or another except the fact that what is the most beneficial use of that asset. So yes, the Troms fleet when it was joined into Tidewater is part of that worldwide pool, and we look at every vessel and we look at every market and every contract that possibly comes up for it and we try to make the best fit.

So, no, we’re not going to say that those are carved out, and those will stay at all costs in the North Sea. We do have some contractual commitments up there. We will obviously meet those contractual commitments, and we quite honestly are not going to cede the North Sea. We’re not going to pull everything out of it. But again, we’re looking at a relatively small number of vessels in the Tidewater fleet. It is part of the worldwide fleet of Tidewater, and we will look to best employ those assets.

Quinn Fanning - Tidewater Inc. - EVP & CFO

And, the subset of the Troms fleet does have some term contract coverage.

Mark Brown - Global Hunter - Analyst

All right. Well, thank you very much.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you, Mark.

Operator

And, we have Cole Sullivan from Wells Fargo. Cole, your line is open.

Cole Sullivan - Wells Fargo Securities - Analyst

Thanks for taking the call.

Jeff Platt - Tidewater Inc. - President & CEO

Hi, Cole.

Cole Sullivan - Wells Fargo Securities - Analyst

Hi, how are you? The question I had was you talked about rate concessions. You are willing to do that if it makes sense for the term side -- give and take there. To what degree have you seen that in the first quarter of the year? And, in what regions have we seen that? And then, what do you -- where do you expect to see more of that going forward? It has kind of been discussed across the industry by your peers, the rig contractors, just wanted to get a little more color on that?

Jeff Platt - Tidewater Inc. - President & CEO

Cole, this downturn is worldwide. As I said, there’s no magic geographic market that you can go to that somehow is exempt from it. So, those discussions -- to answer your first question -- those discussions are occurring with many clients in probably every geographic market we’re in. So it is broad-based, and everyone has that -- is having those discussions and every one of our competitors I can tell you is having the same discussions as are any of the service providers in the oil and gas segment. So, it is broad-brushed, and it will continue to go until we truly see the market turn around.

Now, we’ve kind of weathered, I think, the first kind of volley from our clients. We have gone through that. But, there will be continued pressure depending on the commodity pricing. As the commodity pricing rebounds, it will lessen. As more rigs go back to work and activity loosens up, it will lessen it, and then it will turn into a turnaround. At this point where we’re sitting, I would expect to have more of those discussions on an ongoing basis across the board.

Cole Sullivan - Wells Fargo Securities - Analyst

And, did the -- ?

Quinn Fanning - Tidewater Inc. - EVP & CFO

Let me make one other point. I’ll go back to the last earnings call and our generalized expectation for rate and utilization. As a vessel comes off contract in the current environment, market is market. And, recontracting opportunities will reflect the currently available rates. That is one dynamic that is quickly working its way through our financial results and that of others.

As a result of delays in decision making, project deferrals and the like, I expressed a view that our revenue would be first impacted by lower utilization as a result of projects moving to the right. The expectation is, as customers decide which projects will move forward, that we will see some uptick in utilization of the active fleet, recognizing that the active fleet may be down a few vessels as a result of stacking.

Our expectation remains that as utilization rebounds modestly, that it would be coincident with a fall in average day rates, in part reflecting the new reality of leading edge day rates, and also in part reflecting a renegotiation with customers on existing contracts where, at least from our perspective, we achieved “things for things” as opposed to “things for promises.” So, your original question is to what extent has it been reflected in actual financial results? Tough to put a percentage on it, but it is certainly impacting results from a utilization perspective. Again, my view at least is that utilization will rebound, but average day rates will continue to fall, and ultimately, that’s what got dialed into the guidance that I provided.

Cole Sullivan - Wells Fargo Securities - Analyst

Okay. Thanks for that. And then, on the backlog, you have historically held around 50% across the fleet. How does that stack up today and any color there?

Quinn Fanning - Tidewater Inc. - EVP & CFO

I think it hasn’t moved materially. I think the forward contract cover, on an available days basis, is still in the mid-40s or so. I think that’s a less relevant statistic today than it used to be, only because customers aren’t shy about renegotiating existing contracts.

So, we take no comfort or find no Safe Harbor in contract cover. Obviously, it helps utilization and gives you a seat at the table at a negotiation, but it’s not going to insulate you from falling day rates as a result of renegotiations. Hopefully, we get something in the bargain. But, those are ongoing conversations. We expect them to continue to take place until you see a market rebound.

Cole Sullivan - Wells Fargo Securities - Analyst

Okay. Thank you. And, I’ll turn it back.

Operator

Our last question comes from Turner Holm from Clarkson Plateau. Turner, your line is open.

Turner Holm - Clarkson Plateau - A nalyst

Hi, gentlemen. Thanks for taking my call.

Jeff Platt - Tidewater Inc. - President & CEO

Hi, Turner.

Turner Holm - Clarkson Plateau - A nalyst

Just a follow-up on the last remark. I was curious if you could give us just a rough ballpark of where you think a mark-to-market day rate on the fleet would be now? And, I appreciate that it’s difficult to make a forecast, but you were, what, about -- just shy of $18,000 in the March quarter? If you kind of thought about where all those vessels would recontract today, roughly where might that land?

Jeff Platt - Tidewater Inc. - President & CEO

Turner, I think that question -- we’ve got too many geographic markets that have sort of unique cost structures in them. Just to give you an example, in a normal market, the day rates in Australia versus the day rates in West Africa, it’s two different day rates. Two different cost structures. So, to tell you what that normalized would be, I just think we would be hazarding a guess that really would be misleading more than anything else.

Quinn Fanning - Tidewater Inc. - EVP & CFO

And, the mix of the fleet obviously significantly impacts that as well and what’s working and what’s not.

Turner Holm - Clarkson Plateau - A nalyst

Right. Okay. So, one more thing on the cost. I was just curious to what extent you might be able to further reduce ongoing operating costs? What the trajectory of that might be beyond just stacking? Is there more to go after the June quarter? Or, what does the trajectory of cost reduction look like through the fiscal 2016?

Jeff Platt - Tidewater Inc. - President & CEO

Well, the biggest move on that would be further reduction of underutilized assets. Okay? So, as the market would continue -- if it’s a continued pullback -- we would look at doing that. But then, when you look at certainly crew wages and routine maintenance and repairs, again, we are going to provide a level of service that we’re not going to cannibalize those things in the short run to try to reduce costs that way. We’re not going to do that. But, I’ll tell you that we are scrubbing every cost item, and we will continue to do so and we will continue to wring out efficiencies wherever we possibly can.

Quinn Fanning - Tidewater Inc. - EVP & CFO

And, that’s in regard to offshore and onshore costs. And, as I mentioned, we’ve taken initial steps in regards to wage and staff cuts, and we’re continuing to take a hard look at that. Just like our customers are doing. We’re in active dialogue with our vendors in regards to negotiated reductions in costs, and I think that’s going to play out over time and hopefully you’ll see the benefit in both G&A and OpEx. But, it’s a daily effort and one that we won’t let up on until the market rebounds.

Turner Holm - Clarkson Plateau - A nalyst

Okay. Thank you very much. If I could sneak one really quick one in. The Angola due from affiliate issue. You said that on the last quarter call that you expected that to normalize over the next couple quarters? Or, in the foreseeable future. Would you maintain that outlook?

Quinn Fanning - Tidewater Inc. - EVP & CFO

That still is our expectation, and it’s a daily effort.

Turner Holm - Clarkson Plateau - A nalyst

All right. Thank you very much. I’ll turn it back.

Operator

We have no further questions at this time.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you very much, Laura.

Joe Bennett: Thanks everyone for your involvement today.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for your participation, and you may now disconnect.

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